Fifth Third Funds
Shareholder Vote

At a special meeting of the Fifth Third Funds' shareholders held August 3, 2001, shareholders of the Funds acted upon and approved the following proposals:

Proposal 1-To elect four Trustees to the Board (three of whom are current Trustees and one of whom is a nominee) to serve until their successors are elected and qualified.

						Withheld/
	      Trustee		        For	                Abstain
	Albert E. Harris		1,808,686,937	 1,163,555
	Edward B. Carey		1,808,706,414	 1,144,078
	J. Joseph Hale, Jr.	1,808,674,516	 1,175,976
	David J. Durham		1,808,708,233	 1,142,259

	       Total
1,809,850,492
1,809,850,492
1,809,850,492
1,809,850,492

Proposal 2-Approval of an increase in investment advisory fee for the Fifth Third Quality Bond Fund (for Fifth Third
Quality Bond Fund Shareholders only).

		For			Against
	        13,977,163                              2,458,006

		Abstain			Total
                           2,089,370                         18,524,539

Proposal 3-Approval of the selection of Arthur Andersen LLP
As the Funds' independent auditors.

		For			Against
                    1,797,655,482                             825,062

		Abstain		  	Total
                          11,369,948                      1,809,850,492